Exhibit 7.10

Execution Version

REMARK MEDIA STOCK PURCHASE AGREEMENT

by and among

INFOSPACE LLC,

DISCOVERY COMMUNICATIONS, LLC,

and

HOWSTUFFWORKS, LLC

Dated as of May 30, 2014

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 30, 2014, by and among InfoSpace LLC, a Delaware limited liability company (the “Purchaser”), Discovery Communications, LLC, a Delaware limited liability company (“Parent”), and HowStuffWorks, LLC, a Delaware limited liability company (“HSWLLC” and, together with Parent, the “Sellers”). Purchaser, Parent and HSWLLC are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, HSWLLC is the record and beneficial owner of the Remark Media Stock (as defined below); and

WHEREAS, contemporaneously with the closing of the transactions contemplated in that certain Asset Purchase Agreement, dated as of April 18, 2014 (the “Asset Purchase Agreement”), by and among the Parties and Blucora (as defined below), HSWLLC desires to sell, transfer and deliver to Purchaser, and Purchaser desires to purchase from HSWLLC the Remark Media Stock in exchange for the payment by Purchaser to HSWLLC of the Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Blucora” means Blucora, Inc., a Delaware corporation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, New York, are authorized or required by Law or other governmental action to close.

“Confidentiality Agreement” means that certain confidentiality agreement, dated December 2, 2013, between Parent and Blucora.

“Contract” means any written agreement, contract, obligation, commitment or undertaking.

“Controlled Affiliate” (a) with respect to either Parent or HSWLLC, means Discovery Communications, Inc. and any Person who is controlled by such Seller or Discovery Communications, Inc. and (b) with respect to Purchaser, means Blucora and any Person who is controlled by such Purchaser or Blucora.

“Governmental Entity” means any supranational, domestic or foreign federal, state, provincial or local government or any court, administrative or regulatory agency, branch of power, commission, arbitral body or government authority, whether judicial, legislative, executive or administrative, acting under the authority of any supranational, domestic or foreign federal or any state, provincial or local government.

“Law” means any applicable action, law, treaty, statute, code, ordinance, rule, regulation, common law, determination or direction of a Governmental Entity.

“Liability” means, with respect to any Person, any financial or non-financial liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” means any mortgage, pledge, lien, security interest, charge, claim, or other encumbrance.

“Losses” means, with respect to any Person, any losses, direct liabilities, reasonable attorneys’ fees, damages, deficiencies, penalties, claims, suits, actions, demands, causes of action, judgments, fines, or reasonable costs or reasonable expenses (including all such amounts paid in investigation, defense or compromise) incurred by such Person.

“Orders” means orders, injunctions, rulings, writs, judgments, arbitration awards, settlement agreements or decrees.

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, articles of organization, certificate of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, partnership agreement or similar organizational document, as applicable.

“Permits” means permits, licenses, franchises, certificates, concessions, variances, exemptions and registrations of all Governmental Entities.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Remark Media” means Remark Media, Inc., a Delaware corporation.

“Remark Media Stock” means 738,950 book-entry shares of common stock, $0.001 par value, of Remark Media.

“Representatives” means officers, directors (or, in the case of a limited liability company, managers), employees, advisors, auditors, agents, bankers, consultants and other representatives, including legal counsel.

“Securities” means, with respect to any Person, (a) all shares of capital stock, partnership or limited liability company interests, units and any other equity ownership interests of such Person, (b) options, warrants, conversion rights, exchange rights or other rights to purchase or otherwise acquire any equity interest from such Person and (c) all other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of such Person.

“Taxes” means any and all taxes, charges, fees, levies or other assessments of any kind whatsoever, including income, excise, real or personal property, sales, use, gross receipts, service, value added, license, net worth, transfer and recording taxes imposed by any Governmental Entity; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return” means any return, declaration, report, form (including elections, estimates, declarations or amendments), claim for refund, or information return relating to Taxes, including any attachment thereto and any amendment thereof.

Section 1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Agreement	Preamble
Asset Purchase Agreement	Recitals
Bankruptcy and Equity Exception	3.2
Basket	6.3(c)
Consents	3.3(a)
De-Minimis Threshold	6.3(c)
Fundamental Representations	6.3(a)
HSWLLC	Preamble
Indemnified Person	6.2(a)
Indemnifying Person	6.2(b)
Notice of Claim	6.2(a)
Parent	Preamble
Party	Preamble
Purchase Price	2.1
Purchaser	Preamble
Purchaser Indemnified Persons	6.1(a)
Seller Indemnified Persons	6.1(b)
Sellers	Preamble
Third-Party Notice	6.2(b)
Transfer Taxes	5.1

Section 1.3 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word “including” or any variation thereof means “including, but not limited to”; (c) words importing the singular will also include the plural, and vice versa; (d) any reference to any Contract shall include any written amendment, restatement, modification or supplement to such Contract in effect at the relevant time of determination, and any reference to any federal, state, local, or foreign statute or Law will be deemed to include all amendments thereto and all rules and regulations promulgated thereunder; (e) the headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement; (f) when a reference is made in this Agreement to an article, section or a paragraph, such reference shall be to an article, a section or a paragraph of this Agreement unless otherwise clearly indicated to the contrary; (g) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns; and (h) a reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. References to “$” will be references to United States Dollars. Any contract, obligation, liability, claim or document referred to in this Agreement that is denominated in a currency other than United States Dollars, will be deemed, for purposes of this Agreement, to be converted into United States Dollars as of the applicable date of determination

Section 1.4 No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

SALE OF STOCK

Section 2.1 Transfer of Remark Media Stock. HSWLLC hereby sells, conveys, transfers, assigns and delivers to Purchaser free and clear of all Liens (other than restrictions on transfer imposed by applicable Law), and Purchaser hereby accepts, purchases and acquires from HSWLLC, all of HSWLLC’s right, title and interest in and to the Remark Media Stock. In consideration thereof Purchaser does hereby pay and deliver to HSWLLC an amount in cash equal to $4,523,925.80 (the “Purchase Price”), against delivery by HSWLLC to Purchaser of a book entry statement of account from Remark Media’s transfer agent reflecting the registration of the ownership of the Remark Media Stock in the name of Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser as follows:

Section 3.1 Organization. Each of Parent and HSWLLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing would not have a material adverse effect on Parent or HSWLLC.

Section 3.2 Authorization; Binding Effect. Each Seller has all requisite limited liability company power and authority, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. The execution, delivery and performance by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto (other than Sellers), constitutes a valid, legal and binding agreement of such Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3 Approvals and Consents; No Conflict.

(a) No filing with or notice to, and no consent, waiver, approval, authorization or Permit (the “Consents”) from, any Governmental Entity or other Person is required on the part of either Seller for the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby, except (i) such reports under the Securities Exchange Act of 1934, as amended, as may be required or (ii) any Consents which, if not made or obtained, would not reasonably be expected to materially and adversely affect the Sellers’ ability to consummate the transactions contemplated by this Agreement.

(b) Assuming receipt of or compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement by either Seller nor the consummation by either Seller of the transactions contemplated hereby (i) conflicts with or violates any provision of the Organizational Documents of such Seller, (ii) results in a breach, violation or infringement of, or default (with or without due notice or lapse of time or both) under, or gives rise to the creation of any Lien or (iii) violates or infringes in any material respect any Law or Order applicable to such Seller, except in the case of clause (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to materially and adversely affect the Sellers’ ability to consummate the transactions contemplated by this Agreement.

Section 3.4 Ownership of Remark Media Stock. HSWLLC owns, of record and beneficially, good and valid title to the Remark Media Stock, and such shares of Remark Media Stock are free and clear of any Liens (other than restrictions on transfer imposed by applicable Law). HSWLLC is not a party to or bound by any agreement affecting or relating to its right to transfer or vote its shares of the Remark Media Stock.

Section 3.5 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, no Seller nor any of its respective Affiliates or Representatives makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, and Sellers by this Agreement disclaim any such representation or warranty, whether by either Seller or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure of any other documentation or information by a Seller, its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 4.1 Organization, Qualification and Organizational Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing would not have a material adverse effect on Purchaser.

Section 4.2 Authorization; Binding Effect. Purchaser has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary limited liability company action of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a valid, legal and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Approvals and Consents.

(a) No filing with or notice to, and no Permit from, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except (i) such reports under the Securities Exchange Act of 1934, as amended, as may be required or (iii) any Consents which, if not made or obtained, would not reasonably be expected to materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Assuming receipt of or compliance with the items described in Section 4.3(a), neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby (i) conflicts with or violates any provision of the Organizational Documents of Purchaser (ii) results in a breach, violation or infringement of, or default (with or without due notice or lapse of time or both) under, or a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss a material benefit under, any Contract to which Purchaser is a party or (iii) violates or infringes in any material respect any Law or Order applicable to Purchaser, except in the case of clause (ii) or (iii) for breaches, violations, infringements, defaults or other rights that would not reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4 Securities Laws. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. The Remark Media Stock is being acquired for Purchaser’s own account, not as a nominee or agent and not with a view to the direct or indirect sale or distribution of any part thereof. Purchaser does not have any present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act of 1933, as amended.

Section 4.5 Acknowledgment. Purchaser acknowledges that Purchaser, its Affiliates and Representatives have conducted their own independent investigation, review and analysis of Remark Media. Purchaser acknowledges that Seller makes no representations as to Remark Media.

ARTICLE V

COVENANTS

Section 5.1 Transfer Taxes. All sales, use, recordation, documentary stamp or similar transfer Taxes (excluding, for the avoidance of doubt, business and occupations and similar Taxes and Taxes imposed on or measured by net or gross income) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement, if any, shall be borne one-half by Sellers and one-half by Purchaser. The Party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Parties will, and will cause their Controlled Affiliates to, reasonably cooperate in duly and properly completing any such Tax Returns and other documentation. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. Within fifteen (15) days after receipt of such evidence, the receiving party shall pay to the filing party its one-half share of such Transfer Taxes.

Section 5.2 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification.

(a) Subject to the limitations set forth in Section 6.3, from and after the date hereof, Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser, their Affiliates and their respective officers, managers, directors, shareholders, members, employees and agents (the “Purchaser Indemnified Persons”) from and against any Losses actually incurred by Purchaser Indemnified Persons arising out of or resulting from any misrepresentation or breach of any of the representations and warranties made by either Seller in this Agreement; provided, in each case, that the relevant Purchaser Indemnified Person has submitted to Parent a Notice of Claim or Third-Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 6.3(a).

(b) Subject to the limitations set forth in Section 6.3, from and after the date hereof, Purchaser shall indemnify, defend and hold harmless Sellers, their Affiliates and their respective officers, managers, directors, advisory board members, shareholders, members, employees and agents (the “Seller Indemnified Persons”) from and against any Losses incurred by the Seller Indemnified Persons arising out of or resulting from any misrepresentation or breach of any of the representations and warranties made by Purchaser in this Agreement; provided, in each case, that the relevant Seller Indemnified Person has submitted to Purchaser a Notice of Claim or Third-Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 6.3(a).

Section 6.2 Procedures for Indemnification.

(a) If any Purchaser Indemnified Person or Seller Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any claim (other than a third-party claim) for which indemnification is provided in Section 6.1 above, the Indemnified Person shall promptly, and in any event within fifteen (15) days after it first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Notice of Claim”) to Parent or Purchaser, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim, all in reasonable detail. The failure of the Indemnified Person to give such Notice of Claim within such period shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is materially prejudiced as a result of such failure. If Parent or Purchaser, as applicable, disputes any claim set forth in the Notice of Claim, it may, at any time, deliver to the Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim, and the applicable Parties shall attempt in good faith for a period of thirty (30) days after delivery of such notice of dispute to agree upon the rights of the respective Parties with respect to such Notice of Claim. If no such agreement can be reached after good faith negotiation during such thirty (30) day period, the Parties shall have the rights and remedies, if any, available to them under this Agreement.

(b) If an Indemnified Person shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 6.1 above, the Indemnified Person shall promptly, and in any event within fifteen (15) days after it first becomes aware of facts which give rise to the basis for such claim or demand, give written notice (a “Third-Party Notice”) to Parent or Purchaser, as applicable (each, an “Indemnifying Person”), setting forth, to the extent known, the basis for such claim and the nature and estimated amount of the claim or demand, all in reasonable detail. The failure of the Indemnified Person to give such Third-Party Notice within such period shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is materially prejudiced as a result of such failure. The Indemnifying Person, upon notice to the Indemnified Person at any time after receiving a Third-Party Notice, may defend any claim or demand set forth in a Third-Party Notice, at its own cost and through counsel of its choosing; provided that (i) the Indemnifying Person acknowledges that the claim asserted is subject to indemnification by such Indemnifying Person pursuant to this Article VI (subject to any limitations set forth therein) and (ii) such counsel is reasonably acceptable to the Indemnified Person. The Indemnifying Person shall from time to time apprise the Indemnified Person of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Person may reasonably request. The Indemnified Person shall not admit any liability to any third party in connection with any matter which is the subject of a Third Party Notice and shall cooperate fully in the manner requested by the Indemnifying Person in the defense of such claim, at the Indemnifying Person’s expense. Notwithstanding anything herein stated, the Indemnified Person (i) shall at all times have the right to participate fully in such defense at its own expense directly or through counsel or (ii) shall be entitled to assume the control of such defense if the third-party claim involves a criminal proceeding, action or indictment against an Indemnified Person. Until such time as the Indemnifying Person has delivered a notice of intent to defend a third-party claim to the Indemnified Person, the Indemnified Person may, at the expense of the Indemnifying Person, undertake any defense of such claim, liability or expense that is necessary during such period (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person); provided that the Indemnified Person shall not be entitled to indemnification for any fees, costs or other expenses incurred during the first 30 days after it delivers the Third-Party Notice to the Indemnifying Person unless it is obligated to defend a motion for emergency relief or to meet another court imposed deadline occurring during (or within the five (5) Business Days after the end of) such period.

(c) Notwithstanding anything in this Section 6.2 to the contrary, neither the Indemnifying Person nor the Indemnified Person shall, without the written consent of the other party, settle or compromise any claim or demand of a third party or permit a default or consent to entry of any judgment unless (i) the claimant and such party provide to such other party an unqualified release from all Liability in respect of the claim or demand of a third party and (ii) such settlement, compromise, default or judgment (A) does not restrict the business of such other party or any of its Affiliates, (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such other party or any of its Affiliates and (C) only involves Liabilities that will be fully paid for by the Indemnifying Person. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Person notifies the Indemnified Person in writing of the

Indemnifying Person’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 6.3, pay the amount called for by such offer, and the Indemnified Person declines to accept such offer, the Indemnified Person may continue to contest such claim, free of any participation by the Indemnifying Person, and the amount of any ultimate liability with respect to such matter that the Indemnifying Person has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnified Person declined to accept or (y) the aggregate Losses of the Indemnified Person with respect to such matter.

Section 6.3 Limitations on Indemnification.

(a) The representations and warranties entered into or made pursuant to this Agreement shall survive until the twelve (12) month anniversary of the date hereof; provided, however, that (i) Sections 3.1, 3.2, 3.4, 4.1, and 4.2 shall survive indefinitely (the representations and warranties identified in this clause (i) being the “Fundamental Representations”). The covenants and agreements requiring performance following the date hereof shall survive and continue in full force and effect until such covenants or agreements are fully performed in accordance with the terms of this Agreement; provided, however, that the covenant and agreement to indemnify against misrepresentations or breaches of certain representations and warranties shall survive only until the expiration of the underlying representation and warranty, except that if a claim for indemnification has been made with respect to a misrepresentation or breach of warranty prior to the expiration of the underlying representation and warranty, such covenant and agreement to indemnify shall survive with respect to such indemnification claim until it has been fully and finally resolved.

(b) Notwithstanding anything to the contrary in this Agreement, Sellers’ maximum aggregate liability to Purchaser Indemnified Persons for Losses for which the Purchaser Indemnified Persons are entitled to indemnification under Section 6.1(a) (including Losses arising from misrepresentations or breaches of the Fundamental Representations of Sellers and taking into account clause (i) hereof) shall not exceed the Purchase Price.

(c) No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 6.1(a)(i) unless and until the aggregate Losses (excluding Losses with respect to any individual claim (or series of related claims) falling below the De-Minimis Threshold) incurred by all Purchaser Indemnified Persons in respect of all claims under Sections 6.1(a)(i) collectively exceed $100,000 (the “Basket”), whereupon the Purchaser Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of this Article VI) from Sellers for all such Losses incurred by Purchaser Indemnified Persons in excess of the Basket, except that any claim relating to a misrepresentation or breach of the Fundamental Representations of Sellers shall not be subject to such limitation. Notwithstanding anything to the contrary in this Agreement, with respect to any individual claim (or series of related claims), no Purchaser Indemnified Persons shall be entitled to indemnification pursuant to Section 6.1(a)(i) unless and until the aggregate Losses incurred by all Purchaser Indemnified Persons in respect of such individual claim (or series of related claims) exceeds $50,000 (the “De-Minimis Threshold”), whereupon (i) the Purchaser Indemnified Persons shall be entitled to indemnification hereunder (subject to the other provisions of this Article VI, including the first sentence of this Section 6.3(c)) from Sellers for the full amount of Losses incurred by Purchaser

Indemnified Persons with respect to such individual claim (or series of related claims) without reduction for the De-Minimis Threshold and (ii) the full amount of such Losses with respect to such individual claim (or series of related claims) shall be taken into account in determining whether the Basket has been exceeded. For the avoidance of doubt, no claim for indemnification under any provision of Section 6.1(a) other than Section 6.1(a)(i) shall be subject to either the Basket or De-Minimis Threshold.

(d) The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts received by the Indemnified Person as a result of any indemnification, contribution or other payment by any third party, and (ii) any insurance proceeds or other amounts received by the Indemnified Person from third parties with respect to such Losses. In the event any of the amounts or proceeds described in the foregoing sentence are received after the Indemnifying Person has indemnified or reimbursed the Indemnified Person for its applicable Losses as required pursuant to this Article VI, then the Indemnified Person shall promptly reimburse the Indemnifying Person by an amount equal to any amounts or proceeds so received.

(e) The Indemnified Person agrees to take commercially reasonable actions to mitigate all Losses and to make timely and diligently pursue any claims for insurance and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder.

(f) To the extent permitted by applicable Law and any applicable Contract, the Indemnifying Person shall be subrogated (on a non-recourse basis and without any representation or warranty by the Indemnified Person) to the Indemnified Person’s rights of recovery against any other unaffiliated Person with respect to any Losses to the extent any such Losses are satisfied by such Indemnifying Person. Subject to the foregoing, the Indemnified Person shall execute and deliver such instruments and papers as are reasonably necessary to assign such rights to the Indemnifying Person and reasonably assist the Indemnifying Person in the exercise thereof. Any payment received by the Indemnifying Person in respect of such rights shall be distributed, first, to the Indemnifying Person in an amount equal to the aggregate payments made by the Indemnifying Person to the Indemnified Person in respect of such Losses and, second, the balance, if any, to the Indemnified Person.

(g) The limitations set forth in Sections 6.3(b) and 6.3(c) shall not apply to any Losses arising from actual fraud on the part of Sellers.

(h) Any Losses for which any Indemnified Person is entitled to indemnification under this Article VI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a misrepresentation or breach of more than one representation, warranty, covenant or agreement.

(i) No claim for indemnification may be made by a Purchaser Indemnified Party and no indemnification shall be required (A) to the extent that such Losses are solely attributable to any action taken by Purchaser, any other Purchaser Indemnified Party or a Controlled Affiliate thereof or (B) to the extent a Purchaser Indemnified Party has previously been indemnified under the Asset Purchase Agreement for any Losses attributable to the same facts, matters or circumstances that are the subject of a claim for indemnification under this Agreement.

(j) Neither Sellers nor Purchaser shall have any obligation to indemnify any Indemnified Person from and against consequential damages, special damages, incidental damages, indirect damages, punitive damages, treble or other multiple damages, except to the extent such damages are included in any claim by an unaffiliated third party and actually paid by an Indemnified Person to such third party.

(k) From and after the date hereof, in the absence of fraud, the indemnification provided in this Article VI (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, the Remark Media Stock and the misrepresentation or breach of any representation, warranty, covenant or agreement contained herein; provided, however, that the foregoing limitation shall not limit the rights of the Parties to seek specific performance or injunctive relief. From and after date hereof, each Party expressly waives any and all claims (except with respect to fraud) which it may have under this Agreement or in connection with any matter contemplated hereby or in connection with the process by which the Remark Media Stock has been sold, other than any indemnification claims to the extent provided for in this Article VI provided, however, that the foregoing limitation shall not limit the rights of the Parties to seek specific performance or injunctive relief.

(l) None of the officers, employees, agents, owners, consultants, investment bankers, legal advisors or representatives (each solely in their capacity as such) of either Seller or Purchaser shall have any personal liability or obligation to any of the Purchaser Indemnified Persons or Seller Indemnified Persons, as applicable, in connection with this Agreement or any other document executed in connection herewith or the transactions contemplated hereby or thereby, or in respect of any statement, representation, warranty or assurance of any kind made by either Seller or Purchaser.

Section 6.4 Adjustments to Purchase Price. All payments under this Article VI shall be treated as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Consent to Amendments; Waiver. This Agreement may be amended or modified, and any provision of this Agreement may be waived, in each case only upon the approval, in writing, executed by each of the Parties. No other course of dealing between or among any of the Parties or any failure on the part of any Party to exercise, or delay in exercising, any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party, nor shall any single or partial exercise of any such right by such Party preclude any other or further exercise thereof or the exercise of any other right. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

Section 7.2 Entire Agreement. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters; provided, however, that this provision is not intended to abrogate (x) any other written agreement between the parties executed with or after this Agreement, or (y) the Confidentiality Agreement.

Section 7.3 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all terms, conditions and obligations set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties.

Section 7.4 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED ENTIRELY IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY SUIT, ACTION OR PROCEEDING BY DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.5.

Section 7.5 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 7.5:

If to a Seller, to:

c/o Discovery Communications, LLC

850 Third Avenue, 8th Floor

New York NY 10022

Facsimile: (212) 548-5848

Attention: Bruce Campbell

with a copy, which shall not constitute notice to Sellers, to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Facsimile: (212) 969-2900

Attention: Lauren K. Boglivi

If to Purchaser, to:

Blucora, Inc.

10900 NE 8th St.

Ste. 800

Bellevue, WA 98004

Facsimile: (425) 201-6167

Attention: General Counsel

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the Business Day after deposit with a reputable overnight courier service, as the case may be.

Section 7.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or other electronic transmission (each of which shall be deemed an original).

Section 7.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and not for the benefit of any third party, except, with respect to Article VI, the Indemnified Persons.

Section 7.8 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 7.9 Severability. The terms and provisions contained in this Agreement and each provision hereof are severable and distinct terms and provisions. In the event that any term or provision of this Agreement should ever be adjudicated to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

*****

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date first written above.

INFOSPACE LLC

By:
Name:
Title:

DISCOVERY COMMUNICATIONS, LLC

By:
Name:
Title:

HOWSTUFFWORKS, LLC

By:
Name:
Title:

[Signature Page to Remark Media Stock Purchase Agreement]